January 10, 2012

Leonard Steinberg
VP, General Counsel & Corporate Secretary
Alaska Communications

Dear Leonard:

I am pleased to offer you the position of Senior Vice President, Legal, Regulatory & Government Affairs. In this capacity, you will be leading a highly professional team that is dedicated to advancing Alaska Communications in its position as Alaska’s leading integrated telecommunications company. You will, of course, also continue in your role as General Counsel, Corporate Secretary and Chief Ethics Officer. If you accept this offer, you will continue to report directly to me and your effective start date will be on January 1, 2012.

In this role, you will receive $240,000.00 in annual base salary paid on a weekly rate and delivered in bi-weekly payrolls, and a $240,000.00 target annual cash incentive. Your actual incentive payment (a) will vary based on your and our Company’s performance, (b) is earned and paid only after completion of the year-end financial audit, (c) is paid only to employees who continue to be regular, full time employees at the time payment is made in the year following the performance year.

Another substantial component of your total compensation in this position is stock. As a participant in this program, you will be eligible to receive annual target awards of restricted stock units and performance stock units. As you may know, we are in the process of reviewing the executive equity compensation plan and will be seeking Board of Directors (BOD) approval. Upon BOD approval your equity compensation will be aligned appropriately with the approved equity program for your position.

We determine actual stock awards based on your role and performance of that role, and prorate for your actual time in the position. All awards are contingent upon BOD approval and your execution of required documents.

In consideration for your agreement to accept this new and expanded role and to voluntarily terminate and nullify your existing employment agreement dated October 31, 2007 in its entirety (with no further payments to you under that agreement or as a result of its termination), concurrent with your acceptance of this new role, Alaska Communications will pay you a signing bonus of $50,000 to be paid coincident with your first paycheck following execution of this letter. You will be eligible for a cash incentive payment in 2012 based on your and the company’s performance in 2011 and in accordance with Alaska Communication’s Compensation Policy.

Please be aware that all compensation components outlined above are subject to change, based upon BOD approval, as well as other terms and conditions set forth in applicable Alaska Communications policies, such as the Compensation Policy (discussed further below).

As Senior Vice President, Legal, Regulatory & Government Affairs you will also be covered by the Alaska Communications Officer Severance Policy. A Copy of the current 2010 Plan is attached. It may be modified in the future and, as modified, will apply to you.

In your position as an executive (officer) of our company, you are privy to confidential and highly-sensitive competitive and proprietary information concerning our business, including but not limited to our customer, the products and services we offer, our finances, our business strategies, and our future plans. You agree that during your employment with us, and for a period of twelve months after termination of your employment, you will not become an officer, director, employee, contractor, consultant, partner, joint-venture, or otherwise enter a business relationship or services with any competitor of Alaska Communications in the markets we are serving at the time your employment terminates; and for a period of twelve months after termination of your employment you also agree that you will not offer, encourage or solicit any other officer or employee of Alaska Communications to leave the company or enter into an employment or business relationship with you or your subsequent employer. If and when you leave Alaska Communications, you agree that you will not make any disparaging statements, whether oral or written, about the company, its officers, directors, or employee or any aspect of ties business. In addition, you agree to always protect all Alaska Communications’ confidential and proprietary information you learned as a result of your employment with us in accordance with the Corporate Compliance Policy (CCP) and Protection of Proprietary Information Policy (PIP).

Business conditions change from time to time and the commitment to provide continuing employment and your total compensation package depend upon the Company’s success and continuing business requirements. As a result, I feel a responsibility to advise you that Alaska Communications Is an “at will” employer. This means that either you or the Company can terminate the employment relationship at any time for any reason, with or without cause. While I feel the need to share these cautions, please also know that I feel confident that you are part of an organization that will prevail as the premier Alaskan communications service provider.

Certain ACS Policies are incorporated into this Agreement. Copies of the current versions of these “incorporated Policies” (as listed below), are included in this offer and are incorporated herein by reference as an integral part of this Agreement. The Company may from time to time amend these Incorporated Policies in the future, in the discretion of the Company. By accepting this offer, you agree to abide and be bound by the terms of the Incorporated Policies, as they may be amended from time to time in the future, and, as amended, the Incorporated Policies shall apply to you. Except for changes made by the Company to the Incorporated Policies, all modifications to this Agreement must be in writing and signed by both parties to be effective:

ACS 2010 Officer Severance Policy
ACS 2010 Compensation Policy
ACS Corporate Compliance Program Manual & Appendices

It is a great day when we are able to pass along such great news to a colleague such as you.

Thank you for your service and contribution to Alaska Communications and our valued customers.

Please join me in helping us to grow our business.

Respectfully yours,

/s/Anand Vadapalli
Anand Vadapalli
President & Chief Executive Officer

cc: Employee File
Accepted: /s/ Leonard Steinberg	Date: January 23, 2012

Leonard Steinberg